As filed with the Securities and Exchange Commission on February 26, 2021

No. 333-252853

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to the

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNOVAGE HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	8000	81-0710819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8950 E. Lowry Boulevard
Denver, CO 80230
Telephone: (844) 803-8745
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maureen Hewitt
President and Chief Executive Officer
8950 E. Lowry Boulevard
Denver, CO 80230
Telephone: (844) 803-8745
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C. Robert E. Goedert, P.C. Craig J. Garvey Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 (312) 862-2000	Arthur D. Robinson, Esq. Jean Park, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☐

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum offering price per share(2)	Proposed maximum aggregate offering Price(1)(2)	Amount of registration fee
Common Stock, par value $0.001 per share	19,166,667	$19.00	$364,166,673	$39,731	(3)

(1) Includes 2,500,000 additional shares of common stock that the underwriters have the option to purchase.

(2) Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3) Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-252853) of InnovAge Holding Corp. is being filed for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, the preliminary prospectus constituting Part I of the Registration Statement has been omitted.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other expenses of issuance and distribution

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee and the FINRA filing fee.

Amount to be paid (in thousands)
SEC registration fee	$40
FINRA filing fee	46
Nasdaq listing fee	150
Printing expenses	500
Legal fees and expenses	2,500
Accounting fees and expenses	2,600
Transfer agent fees and registrar fees	5
Miscellaneous expenses	350
Total expenses	$6,191

Item 14.  Indemnification of directors and officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that her or his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of her or his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of an indemnified person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

We will maintain standard policies of insurance that provide coverage to (1) our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) us with respect to indemnification payments that we may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act of 1933 (the “Securities Act”) or otherwise.

Item 15.  Recent sales of unregistered securities

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

From May 16, 2016 through December 31, 2020, we issued the following unregistered securities under our 2016 Plan:

•	time-based incentive options to directors, employees, consultants and other service providers options to acquire 8,497,488 shares of common stock with per share exercise prices ranging from $1.00 to $2.35.

•	performance-based incentive options to directors, employees, consultants and other service providers options to acquire 8,497,488 shares of common stock with per share exercise prices ranging from $0.43 to $2.35.

All of the options issued under the 2016 Plan were cashed out in connection with Apax’s investment in the Company in July 2020.

Since Apax's investment in the Company in July 2020, the Company has not issued or made sales of any unregistered securities.

On March 18, 2019, we issued the Sacramento Warrant in consideration for the warrantholder’s entry into a joint venture with us the Company. On February 9, 2021, the Company we entered into an amendment to the Sacramento Warrant, pursuant to which the warrantholder has the right to purchase up to $15.0 million of our common at an exercise price equal to the initial public offering price. Assuming an initial public offering price of $18.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, there would be an additional 833,333 shares of our common stock outstanding. The Sacramento Warrant is exercisable for one year beginning on the date of the consummation of this offering. The Sacramento Warrant was issued in a private placement exempt from registration under the Securities Act in reliance on Section 4(a)(2). The common stock issued upon exercise of the Sacramento Warrant will be “restricted securities” and subject to applicable resale limitations under Rule 144.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon any stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The issuances of these securities were made without any general solicitation or advertising.

Item 16.  Exhibits and financial statement schedules

(i) Exhibits

Exhibit number	Description
1.1*	Form of Underwriting Agreement
3.1*	Form of Second Amended and Restated Certificate of Incorporation
3.2*	Form of Amended and Restated Bylaws
4.1*	Form of Registration Rights Agreement
4.2§*	Stock Purchase Warrant Agreement, as amended on February 9, 2021, by and between InnovAge Holding Corp. and Adventist Health System/West
5.1	Opinion of Kirkland & Ellis LLP
10.1§*	Third Amended and Restated Credit Agreement, dated as of July 27, 2020, by and between TCO Intermediate Holdings, Inc. and certain of its subsidiaries as borrowers, the parties named therein as lenders and Healthcare Financial Solutions, LLC, as administrative agent and collateral agent
10.2*	Form of Director and Officer Indemnification Agreement between the Company and each of its directors and executive officers
10.3*	Form of Director Nomination Agreement
10.4+*	2016 Equity Incentive Plan
10.5+*	Form of InnovAge Holding Corp. 2021 Omnibus Incentive Plan
10.6+*	Employment Agreement, dated as of October 30, 2015, by and between Maureen Hewitt and TCO Acquisition Corporation
10.7§+*	Employment Agreement, dated as of April 13, 2017, by and between Barbara Gutierrez and Total Community Options, Inc.
10.8+*	Employment Agreement, dated as of October 30, 2015, by and between Gina DeBlassie and TCO Acquisition Corporation
10.9§+*	Form of Stock Option Grant Notice and Agreement
10.10§+*	Form of Restricted Stock Unit Grant Agreement
21.1*	Subsidiaries of InnovAge Holding Corp.

Exhibit number	Description
23.1*	Consent of Deloitte & Touche LLP
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Consent of Director Nominees

+ Indicates a management contract or compensatory plan or agreement.

§ Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

* Previously filed.

(ii) Financial statement schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17.  Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 26, 2021.

InnovAge Holding Corp.

By:	/s/ Maureen Hewitt
	Name:	Maureen Hewitt
	Title:	President, Chief Executive Officer and Director

***

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Maureen Hewitt	President, Chief Executive Officer and Director	February 26, 2021
Maureen Hewitt	(Principal Executive Officer)

/s/ Barbara Gutierrez	Chief Financial Officer	February 26, 2021
Barbara Gutierrez	(Principal Financial and Accounting Officer)